Exhibit 99.1

VYYO NAMES BENITA FITZGERALD MOSLEY

TO BOARD OF DIRECTORS

Norcross, GA (September 25, 2007) — Vyyo Inc. (NASDAQ: VYYO), a supplier of broadband access equipment for cable system operators, announced today that Benita Fitzgerald Mosley has joined the company’s board of directors.

Fitzgerald Mosley, who serves as president and CEO of Women in Cable Telecommunications (WICT), will be actively involved in guiding the deployment of Vyyo products, most notably its UltraBand™ spectrum overlay solution that doubles downstream bandwidth and increases the upstream by a factor of four or more for approximately $125 per home passed.

“Throughout her career, Benita Fitzgerald Mosley has earned a reputation for establishing and achieving high goals for herself and the organizations with which she has worked,” said Davidi Gilo, chairman of the board of directors of Vyyo.  “Her engineering background, her cable expertise and her leadership skills will be invaluable in helping to shape the growth of our company.”

“With increasing customer interest in HD, very high-speed data and other advanced services, cable system operators are in a race with telco and satellite competitors for new subscriber revenues,” said Fitzgerald Mosley.  “I’ve been impressed by the technical capabilities and cost efficiencies of the Vyyo UltraBand platform, and look forward to working with Vyyo to accelerate adoption of the solution across the industry.”

With WICT, Fitzgerald Mosley has implemented innovative programs, substantially increased foundation revenues and earned a reputation as a leading executive in cable.  Previously, from 1995-2001, she served the United States Olympic Committee (USOC) in a variety of roles, including:  director of all public relations programs; chair of the USOC Diversity Committee; director of Olympic Training Centers; and director of the ARCO Olympic Training Center in San Diego.  During her tenure as director of Olympic Training Centers, she managed a staff of 175 and a $15.5 million budget.

Fitzgerald Mosley began her professional career in 1985, spending six years in the design and development of software and hardware systems for Navy, Army, and Air Force defense contractors. In 1991 she accepted a position as a regional director for Special Olympics International in Washington, DC.

Prior to her professional career, Fitzgerald Mosley earned an international reputation as a world-class athlete, winning a gold medal in the 100-meter hurdles in the 1984 Olympic Games.  She also was a member of the 1980 U.S. Olympic Team and an alternate on the 1988 U. S. Olympic Team. Fitzgerald Mosley also was also a gold medalist in the 1983 Pan American Games, an eight-time national champion, and a 15-time All-American.

Fitzgerald Mosley is past president of the Board of Trustees and a current member of the Board of Stewards for the Women’s Sports Foundation, an organization that promotes opportunities for girls and women in sports and fitness through education, advocacy, awards and grant programs. She also is a member of Delta Sigma Theta Sorority, Inc., the USOC Diversity Committee, the Corporate Advisory Board for USA Track & Field, the Citizenship Through Sports Alliance, the Advisory board for Heart & Soul magazine and the board of directors of the VA Sports Hall of Fame.

Fitzgerald Mosley is a 1984 graduate of the University of Tennessee (UT) with a B.A. in Industrial Engineering.  Her numerous honors include being one of eight U.S. Olympians to carry the Olympic Flag into the stadium during the Opening Ceremonies of the Centennial Olympic Games in Atlanta, as well as the 1996 Distinguished Service Award from the U.S. Sports Academy.  She is a charter member of the UT Lady Vols Hall of Fame, and also is a member of the Penn Relays Hall of Fame.

Vyyo also announced that former cable and telecommunications analyst Rich Bilotti resigned from the Vyyo board effective September 24 to accommodate increased demands for his time from his position as a Managing Director with GSO Capital Partners, a registered alternative investment manager.

“The ability of Vyyo’s platform to substantially increase both downstream and upstream bandwidth provides a real solution for cable,” said Bilotti.  “I remain highly respectful of Vyyo’s board of directors and operating executives, and look forward to monitoring the company’s continued success.”

About Vyyo Inc.

Vyyo Inc., (NASDAQ; VYYO), a leading supplier of broadband access equipment, delivers to cable system operators a powerful, economic platform with fiber-like performance that extends their dominant bandwidth position over the competition and drives new revenues. Vyyo’s spectrum overlay technology expands typical HFC (hybrid-fiber coax) network capacity in the “last mile,” offering the only cost-effective solution that quadruples upstream and doubles downstream bandwidth to help operators deliver new, advanced residential and business services at a fraction of the cost of fiber deployments. Vyyo is based in Norcross, GA. For more information, please visit http://www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the opportunities created for our customers given our ability to provide spectrum overlay solutions and our ability to dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: whether we will be able to accelerate the movement from development stage to deployment and establish meaningful commercial relationships with cable system operators; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our spectrum overlay and T1 solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

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PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com